Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170512

PROSPECTUS

857,703 Ordinary Shares

RADCOM Ltd.

This prospectus relates to the resale from time to time of up to 857,703 ordinary shares, as follows:

•	up to 643,277 ordinary shares held by the selling shareholders; and
•	up to 214,426 ordinary shares issuable upon exercise of warrants held by the selling shareholders.

The purchase of the ordinary shares and warrants from the Company by one of the selling shareholders is subject to the approval of the Company’s shareholders, as described in “Prospectus Summary – The Transaction.”  If that approval is not obtained, this prospectus will relate to only 526,318 ordinary shares and only 175,440 ordinary shares issuable upon exercise of warrants held by the selling shareholders.

We will not receive any proceeds from sales of the ordinary shares offered pursuant to this prospectus, but we will receive the proceeds from the exercise of warrants. The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the ordinary shares from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to prevailing market prices or at privately negotiated prices.

The selling shareholders and any agent or broker-dealer that participates with the selling shareholders in the distribution of the ordinary shares may be considered “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act.

Our ordinary shares are listed for quotation on the NASDAQ Capital Market under the symbol “RDCM.” On November 8, 2010, the closing sale price of our ordinary shares on the NASDAQ Capital Market was $10.71 per share.  You are urged to obtain the current market quotations for our ordinary shares.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” on page 5 to read about factors you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 24, 2011

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2

PROSPECTUS SUMMARY	3

RISK FACTORS	5

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	6

THE OFFERING AND LISTING	7

PRICE RANGE OF OUR SHARES	8

CAPITALIZATION AND INDEBTEDNESS	10

REASONS FOR THE OFFER AND USE OF PROCEEDS	11

SELLING SHAREHOLDERS	12

PLAN OF DISTRIBUTION	15

EXPENSES	16

LEGAL MATTERS	16

EXPERTS	16

ENFORCEABILITY OF CIVIL LIABILITIES	17

WHERE YOU CAN FIND ADDITIONAL INFORMATION	18

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	18

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the United States Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this shelf process, the selling shareholders may offer up to a total of 857,703 ordinary shares, from time to time, in one or more offerings in any manner described under the section in this prospectus entitled “Plan of Distribution.”

Unless the context otherwise requires, all references in this prospectus to “RADCOM,” “we,” “our,” “our company,” “us” and the “Company” refer to RADCOM Ltd. and its consolidated subsidiaries, unless otherwise indicated. References to “RADCOM Ltd.” refer to RADCOM Ltd.

All references in this prospectus to “ordinary shares” refer to our ordinary shares, par value 0.20 NIS per share.

All references in this prospectus to “dollars” or “$” are to United States dollars.

All references in this prospectus to “shekels” or “NIS” are to New Israeli Shekels.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us and the securities being sold in this offering, including the risks discussed under the heading “Risk Factors,” contained in this prospectus. You should also read carefully the consolidated financial statements and notes thereto and the other information about us that is incorporated by reference into this prospectus, including our annual report on Form 20-F for the fiscal year ended December 31, 2009, filed with the SEC on March 25, 2010, and as amended by the Form 20-F/A filed with the SEC on November 2, 2010, and collectively referred to as “our Form 20-F,” and our Forms 6-K regarding our 2010 financial results through September 30, 2010 and recent transactions, each of which has been incorporated by reference into this prospectus.

Our Company

RADCOM Ltd. was incorporated in 1985 under the laws of the State of Israel, and we commenced operations in 1991. The principal legislation under which we operate is the Israeli Company Laws 1999, or the “Israeli Companies Law.” Our principal executive offices are located at 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel, and our telephone and fax numbers are 972-3-645-5055 and 972-3-647-4681, respectively.

In 1993, we established a wholly-owned subsidiary in the United States, RADCOM Equipment, Inc., a New Jersey corporation, which serves as our agent for service of process in the United States. RADCOM Equipment is located at 6 Forest Avenue, Paramus, New Jersey 07652, and its telephone number is (201) 518-0033. In 1996, we incorporated a wholly-owned subsidiary in Israel, RADCOM Investments (1996) Ltd., located at our office in Tel-Aviv, Israel; its telephone number is the same as ours (972-3-645-5055).

We develop, manufacture, market and support innovative probe-based service assurance solutions for communications service providers and equipment vendors throughout the world. We specialize in solutions for next-generation cellular networks and for IP multimedia subsystem, voice, data and video VoIP networks. Our solutions are used primarily for facilitating the maintenance of operational networks as well as for simplifying the development and installation of network equipment. Our products facilitate fault management, network service performance monitoring and analysis, troubleshooting and pre-mediation, or the ability to collect network information for a third-party application.

We currently offer the following solutions:

Network Monitoring: Our award-winning Omni-Q is a unique, next-generation network testing, monitoring and performance management solution. Going beyond traditional monitoring solutions, the Omni-Q offers users a full array of drilldown and troubleshooting tools, delivering a comprehensive, integrated network service view that facilitates performance monitoring, fault detection and network and service troubleshooting.

 The Omni-Q system consists of a powerful and user-friendly central management module and a broad range of intrusive and non-intrusive probes used to gather transmission quality data from various types of networks and services, including VoIP, universal mobile telecommunications service, code division multiple access, internet protocol TV, IP multimedia subsystem data and others. Signaling and media attributes and quality measurement enhanced detail records, collected from the probes in the QManager are stored in the solution’s embedded Oracle database. These can then be used by either the QExpert (the Web-based analysis and reporting module) or the Dashboard (the Web-based user interface) to perform service performance analysis, drilldown and troubleshooting on key performance indicators and key quality indicators.

 Performers: Our legacy network protocol analyzer product lines offer cellular, VoIP and data communications operators with standalone solutions for network testing, troubleshooting and analysis. Our network analyzers support over 700 protocols with multiple interfaces, allowing users to quickly and simply troubleshoot and analyze complex networks.

The Transaction

Share and Warrant Purchase Agreement

On October 11, 2010, we entered into an agreement, or the “Share and Warrant Purchase Agreement,” with the selling shareholders (described under the section in this prospectus entitled “Selling Shareholders”) pursuant to which we agreed to issue to the selling shareholders an aggregate of 643,277 ordinary shares, or the “Ordinary Shares,” and warrants, or the “Warrants,” exercisable into an aggregate of 214,426 ordinary shares, or the “Warrant Shares.”

Mr. Zohar Zisapel, our chairman, entered into the Share and Warrant Purchase Agreement to purchase 116,959 Ordinary Shares and Warrants exercisable for 38,986 Warrant Shares.  In order for Mr. Zisapel to participate in the transaction, we must receive shareholder approval, or “Shareholder Approval.”  Under Israeli law, the approval of the participation of Mr. Zisapel requires a special majority of our shareholders (the affirmative vote of the holders of a majority of the RADCOM shares present, in person or by proxy, and voting on the matter, provided that either (i) such majority includes at least one-third of the votes of disinterested shareholders voting on the matter (not including abstentions) or (ii) the total number of votes of disinterested shareholders voted against the matter does not exceed one percent of RADCOM Ltd.’s voting power), at the meeting.  We intend to seek such approval at a special meeting of shareholders to be held on November 24, 2010.

The Warrants are exercisable at an exercise price of $10.69 per share and are exercisable during a three-year period ending on the third anniversary of the date of issue.  The Warrants are subject to customary adjustment for share dividends, share splits, reclassification, reorganization and other similar events.

We agreed with the recipients of the Ordinary Shares and Warrants to register for public resale the Ordinary Shares and the Warrant Shares. This prospectus has been prepared, and the Registration Statement of which this prospectus is a part has been filed with the SEC, to satisfy our obligations to the recipients of our Ordinary Shares and Warrants.

Accordingly, this prospectus covers the resale by selling shareholders of the Ordinary Shares and the Warrant Shares issued pursuant to the Share and Warrant Purchase Agreement.  Absent the Shareholder Approval, Mr. Zisapel will not participate in the transaction and this prospectus will cover 526,318 Ordinary Shares and 175,440 Warrant Shares.

Investing in our ordinary shares involves risks. You should carefully consider the information under “Risk Factors” beginning on page 5 and the other information included or incorporated by reference in this prospectus before investing in our ordinary shares.

RISK FACTORS

  Any investment in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors set forth under the heading “Risk Factors” in our Form 20-F incorporated herein by reference, and in other documents we file from time to time with the SEC, before making an investment in our ordinary shares.

The risks and uncertainties described in the documents we have incorporated by reference into this prospectus are not the only ones we face. Additional risks and uncertainties that we are not aware of or that we currently believe are immaterial may also adversely affect our business, financial condition, results of operations, and our liquidity. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus (including documents incorporated by reference herein) may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933, as amended, or the “Securities Act,” and the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” These statements are based on current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements.

Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may differ materially from the results currently expected. Factors that could cause such differences include, but are not limited to:

•	our ability to successfully penetrate into new markets in which have limited history and gain market acceptance for our new tools and services;

•	our ability to accurately predict and respond to market developments or demands;

•	the impact of failures to accurately estimate the costs of fixed-price projects, which may result in lower margins or losses;

•	fluctuations in inflation and currency rates;

•	changes in general economic and business conditions;

•	decline in the demand for the Company’s products;

•	inability to timely develop and introduce new technologies, products and applications;

•	loss of market share;

•	pressure on prices resulting from competition; and

•	the risks discussed in the Risk Factor section of this prospectus and in “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects” of our Form 20-F.

In addition, you should note that our past financial and operational performance is not necessarily indicative of future financial and operational performance.

We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

THE OFFERING AND LISTING

Aggregate number of ordinary shares offered by the selling shareholders	643,277 ordinary shares*

Aggregate number of ordinary shares offered issuable upon exercise of warrants offered by the selling shareholders	214,426 ordinary shares*

Ordinary shares to be outstanding after this offering	6,114,056 ordinary shares (subject to certain exclusions listed below)*

Use of proceeds
We will not receive any proceeds from the sale of ordinary shares by the selling shareholders, but we will receive proceeds from the exercise of the Warrants. If the Warrants are exercised in full for cash, we would realize proceeds before expenses, in the amount of $2,292,214.*

NASDAQ Capital Market symbol	RDCM

*Assumes the receipt of Shareholder Approval.

The number of ordinary shares to be outstanding after this offering excludes (i) the exercise of 751,556 options currently outstanding, (ii) the exercise of 434,999 warrants currently outstanding and (iii) 30,843 shares that were repurchased by us in March and April 2001.

PRICE RANGE OF OUR SHARES

The following table sets forth the high and low closing bid prices of our ordinary shares as reported by the NASDAQ Global Market and the NASDAQ Capital Market, as applicable, for the calendar periods indicated:

	High	Low

2005	$13.80	$6.00
2006	$20.20	$6.96
2007	$12.72	$2.80
2008	$3.40	$0.40
2009	$2.80	$0.40
2008
First Quarter	$3.40	$1.80
Second Quarter	$2.80	$2.03
Third Quarter	$2.38	$0.91
Fourth Quarter	$1.52	$0.40
2009
First Quarter	$0.75	$0.41
Second Quarter	$0.60	$0.40
Third Quarter	$1.17	$0.42
Fourth Quarter	$2.80	$1.06
2010
First Quarter	$3.46	$1.60
Second Quarter	$5.88	$2.85
Third Quarter	$12.50	$4.87
Fourth Quarter*	$11.67	$8.62

Most recent six months
May 2010	$4.83	$3.70
June 2010	$5.13	$4.05
July 2010	$5.85	$4.87
August 2010	$8.90	$6.40
September 2010	$12.50	$8.85
October 2010	$11.67	$8.62
November 2010*	$11.00	$10.23

*Through November 8, 2010

Dual Listing

In addition to trading on the NASDAQ Capital Market (to which we transferred in October 2007 from the NASDAQ Global Market), on February 20, 2006, our ordinary shares began trading on the Tel Aviv Stock Exchange.  In March 2009 we notified the Tel Aviv Stock Exchange of our decision to voluntarily delist from it, which became effective on June 29, 2009.

Tel-Aviv Stock Exchange

The following table sets forth the high and low closing bid prices of our ordinary shares as reported by the TASE for the calendar periods indicated:

	High		Low
2008

First Quarter	NIS	12.24	NIS	6.76
Second Quarter	NIS	9.98	NIS	7.73
Third Quarter	NIS	8.10	NIS	.355
Fourth Quarter	NIS	4.56	NIS	2.34
2009
First Quarter	NIS	2.80	NIS	1.50
Second Quarter	NIS	2.64	NIS	2.02

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization and indebtedness as of September 30, 2010, and as adjusted to give effect to the sale of the 643,277 Ordinary Shares and the issuance of 214,426 Warrant Shares, at an exercise price of $10.69 per share.

	Actual	As Adjusted
	(in thousands)

Shareholders’ equity
Share capital – ordinary shares of NIS 0.20 par value 9,997,670 shares authorized; 5,454,503 actual shares issued and 6,312,206 as adjusted shares issued)	196	244
Additional paid-in capital	53,287	61,001
Accumulated deficit	(48,589)	(48,589)
Total shareholders’ equity	4,894	12,656
Total capitalization	4,894	12,656

REASONS FOR THE OFFER AND USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Ordinary Shares by the selling shareholders in this offering. If the Warrants are exercised in full for cash, we would realize proceeds before expenses, in the amount of $2,292,214, assuming the receipt of Shareholder Approval.  The net proceeds of the exercise of the Warrants will be used for working capital and general corporate purposes, and in accordance with our budget, as it is approved by our Board of Directors from time to time. We will bear the costs, other than underwriting commissions, associated with the sales of Ordinary Shares.

SELLING SHAREHOLDERS

This prospectus covers the resale, from time to time, by the selling shareholders of up to 857,703 ordinary shares, of which:

•	643,277 ordinary shares were purchased by the selling shareholders in October 2010 under the Share and Warrant Purchase Agreement between us and the selling shareholders; and

•	214,426 ordinary shares are issuable upon exercise of the Warrants granted to the selling shareholders under the Share and Warrant Purchase Agreement.

For additional information regarding the offering, see “Prospectus Summary—The Transaction” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. To our knowledge, except as indicated in the table below, none of the selling shareholders have held any position or office, or had any material relationship with us, our predecessors, or affiliates, within the past three years, or are a registered broker-dealer or an affiliate of a registered broker-dealer which may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with these sales.

In order for Mr. Zisapel to participate in the transaction, the Company must receive Shareholder Approval pursuant to Israeli law.  Absent the Shareholder Approval, Mr. Zisapel will not participate in the transaction and then this prospectus will cover 526,318 Ordinary Shares and 175,440 Warrant Shares.

In accordance with the Share and Warrant Purchase Agreement, we agreed to use our commercially reasonable efforts to prepare and file with the SEC a registration statement covering the resale of the Ordinary Shares and the Warrant Shares on or prior to the 30th day following the Closing, as defined in the Share and Warrant Purchase Agreement, and to cause the registration statement, among other things, to remain continuously effective under the Securities Act until the date which is three years after the date that such registration statement is declared effective by the SEC or such earlier date when all the Ordinary Shares and the Warrant Shares have been sold or all such shares may be sold without volume or other restrictions pursuant to Rule 144 promulgated under the Securities Act.

The following table presents information provided by the selling shareholders with respect to beneficial ownership of our ordinary shares as of November 8, 2010, and as adjusted to reflect the sale of the shares offered by the selling shareholders under this prospectus, assuming that all ordinary shares being offered under this prospectus are ultimately sold in the offering. The table includes all shares issuable within 60 days of November 8, 2010 upon the exercise of warrants beneficially owned by the indicated shareholders on that date. The applicable percentage of ownership of the Company’s outstanding shares for each selling shareholder is based on 6,114,056 ordinary shares outstanding as of November 8, 2010, and such number of ordinary shares issuable upon exercise of the warrants held by that selling shareholder. Beneficial ownership as set forth below includes the power to direct the voting or the disposition of the securities or to receive the economic benefit of ownership of the securities. To our knowledge, the persons named in the table have sole voting power, sole investment control, and the sole right to receive the economic benefit with respect to all shares listed, except as set forth in the table below.

	Ordinary Shares Beneficially Owned Prior to Offering		Ordinary Shares Being Offered(4)	Ordinary Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Name of Beneficial Owner
Zohar Zisapel (1) (2) (3) 24 Raoul Wallenberg Street Tel-Aviv 69719, Israel	1,852,100	32.50%	155,945	2,008,045	31.39%
Amit Gilon 37 Brandeis St. Tel Aviv, Israel	6,510	0.12%	39,767	46,277	0.75%
Abraham Neuman 10 Agmon Street Ramat Efal 52960, Israel	63,063	1.15%	53,021	116,084	1.88%
Benny Bergman 3 Daniel Frisch St. Tel Aviv 64731, Israel	105,261	1.92%	7,017	112,278	1.83%
Dan Barnea Kerem Hazeitim 30 Savyon 56536, Israel	7,500	0.14%	9,357	16,857	0.28%
Cranshire Capital LP (5) 3100 Dundee, Suite 703 Northbrook, IL 60062	0	0%	40,545	40,545	0.66%
Empery Asset Master, Ltd. (6) 120 Broadway, Suite 1019 New York, NY 10271	0	0%	21,443	21,443	0.35%
Freestone Advantage Partners, LP (7) 3100 Dundee, Suite 703 Northbrook, IL 60062	0	0%	2,339	2,339	0.04%
Globis Capital Partners, LP (8) 60 Broad Street, 38th Floor New York, NY 10004	0	0%	31,189	31,189	0.51%
Hartz Capital Investments, LLC (9) 120 Broadway, Suite 1019 New York, NY 10271	0	0%	21,443	21,443	0.35%
Iroquois Master Fund, Ltd. (10) 641 Lexington Ave., 26th Floor New York, NY 10022	0	0%	42,885	42,885	0.70%
Kingsbrook Opportunities Master Fund LP (11) c/o Kingsbrook Partners LP 590 Madison Avenue, 27th Floor New York, NY 10022	0	0%	42,888	42,888	0.70%
Orington Holdings (12) 50 Town Range, Suites 7b & 8b Gibraltar	0	0%	389,864	389,864	6.28%

(1)	Mr. Zisapel is the current Chairman of the Company’s Board of Directors.

(2)	Includes beneficial ownership of Messrs. Zohar Zisapel and Yehuda Zisapel of ordinary shares held by RAD Data Communications Ltd., an Israeli company.

(3)
Includes 44,460 ordinary shares owned of record by RAD Data Communications, 13,625 ordinary shares owned of record by Klil and Michael Ltd., an Israeli company and 244,531 ordinary shares issuable upon exercise of options exercisable within 60 days of November 8, 2010. Zohar Zisapel is a principal shareholder and director of each of RAD Data Communications Ltd. and Klil and Michael Ltd. and, as such, Mr. Zisapel may be deemed to have voting and dispositive power over the ordinary shares held by RAD Data Communications and Klil and Michael Ltd. Mr. Zisapel disclaims beneficial ownership of these ordinary shares except to the extent of his pecuniary interest therein.

(4)	Includes ordinary shares and ordinary shares underlying Warrants.

(5)
Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the ordinary shares beneficially owned by Cranshire.

(6)
Empery Asset Master, LTD Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(7)
Downsview Capital, Inc. (“Downsview”) is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares held in such account which are being registered hereunder.

(8)
Globis Capital Advisors, LLC, the general partner of Globis Capital Partners, L.P. (“GCP”), has discretionary authority to vote and dispose of the shares held by GCP and may be deemed to be the beneficial owner of these shares.  Paul Packer, in his capacity as Managing Member of Globis Capital Advisors, LLC, may also be deemed to have investment discretion and voting power over the shares held by GCP.  Mr. Packer disclaims any beneficial ownership of these shares.

(9)
Hartz Capital Investments, LLC Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC (“HCI”), has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(10)
Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”).  Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(11)
Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities.   Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities.  KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners.   Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC.   Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(12)	James David Hassan, David Dennis Cuby and Bellefontaine Limited have sole voting and investment control of the securities held by Orington Holdings Limited.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of their ordinary shares being offered under this prospectus, on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

EXPENSES

We are paying substantially all of the expenses of registering the ordinary shares under the Securities Act and of compliance with blue-sky laws, including registration and filing fees, printing and duplication expenses, administrative expenses, our legal and accounting fees and the legal fees of counsel on behalf of the selling shareholders. We estimate these expenses to be approximately $30,156.94, which include the following categories of expenses:

SEC registration fee	$656.94
Legal fees and expenses	$15,000
Accounting fees and expenses	$14,000
Miscellaneous expenses	$500

Total	$30,156.94

LEGAL MATTERS

The validity of the ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.

EXPERTS

The consolidated financial statements of Radcom Ltd. and its subsidiaries appearing in Radcom Ltd.’s Annual Report on Form 20-F/A at December 31, 2009 and for the year then ended, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, and at December 31, 2008 and for each of the years in the two-year period ended December 31, 2008 by Somekh Chaikin, a member of KPMG International, independent registered public accounting firm, as set forth in their respective reports included therein, and incorporated herein by reference.  Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon some of our directors and officers and the Israeli experts named in this prospectus who reside outside the United States may be difficult to obtain within the United States. Furthermore, because some of our principal assets and some of our directors and officers are located outside the United States, court judgments obtained in the United States, including those predicated on the civil liability provisions of United States federal securities laws, against us or any of our directors and officers who reside outside the United States, may not be collectible within the United States or Israel. It may be also difficult to bring an original action in an Israeli court to enforce liabilities against us or against any of our directors and officers, based upon the United States federal securities laws.

We have been informed by our legal counsel in Israel that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act, in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

•	the judgment is enforceable in the state in which it was given;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in a foreign court.

We have irrevocably appointed RADCOM Equipment Inc. as our agent to receive service of process in any action against us in any federal court or court of the State of New Jersey arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a Registration Statement on Form F-3 with the SEC for the shares being offered pursuant to this prospectus. This prospectus does not include all of the information contained in the Registration Statement. You should refer to the Registration Statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document.

We are required to file annual reports and other information with the SEC. You can read our SEC filings, including the Registration Statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to certain of the informational requirements of the Exchange Act. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of ordinary shares. In addition, we are not required to file quarterly reports or to file annual and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 180 days after the end of each fiscal year, an annual report on our Form 20-F containing financial statements that will be examined and reported on, with an opinion expressed by an independent accounting firm. We also furnish quarterly reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with or submitted to the SEC will update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

(i)  Our annual report on Form 20-F for the fiscal year ended December 31, 2009, filed with the SEC on March 25, 2010, as amended by the Form 20-F/A, filed with the SEC on November 2, 2010;

(ii)  Our reports on Form 6-K furnished to the SEC on February 2, 2010, April 26, 2010, July 26, 2010, September 7, 2010, September 21, 2010, September 27, 2010, September 28, 2010, November 1, 2010 and November 24, 2010 regarding our 2010 financial results and recent transactions.

(iii) The description of our ordinary shares contained in our registration statement on Form 8-A, filed with the SEC on September 19, 1997, and any amendment or report filed for the purpose of updating such description.

In addition, all subsequent annual reports on Form 20-F, and all of our subsequent filings on Form 6-K filed by us pursuant to the Exchange Act, prior to the termination of the offering, and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the Registration Statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus has been delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a document states that one of its exhibits is incorporated into the document itself). Such requests should be directed to Jonathan Burgin, Chief Financial Officer, c/o RADCOM Ltd., 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel, facsimile number 972-3-647-4681. Our corporate website address is http://www.radcom.com. The information on our website is not intended to be a part of this prospectus.

857,703 Ordinary Shares

RADCOM LTD.

PROSPECTUS

January 24, 2011